Exhibit 10.27

Schnitzer Steel Industries. Inc.

ECONOMIC VALUE ADDED (“EVA”) Bonus Plan

Effective Date: September 1, 2000

The following are the terms of the Schnitzer Steel Industries, Inc. (“The Company” or “Schnitzer Steel”) EVA (Economic Value Added) Bonus Plan (the “Plan”) for the eligible employees of the Company and its wholly-owned subsidiaries (collectively, the “Employees” or “Participants”).  References to the “Company” or “Schnitzer Steel” shall be deemed to refer instead to a wholly owned subsidiary as the context requires for a particular employee, employed by such subsidiary.

A.	1.	Purpose and Description of the Bonus Plan

In order to align employee incentives with shareholder and lender interests, incentive compensation will reward the creation of value.  This Plan will tie incentive compensation or bonuses to Economic Value Added (“EVA”) and, thereby, reward value creation, but also “feel” the effect for declines in value. EVA is mathematically defined as net operating profit after taxes (NOPAT), minus a Capital Charge.

More simply put, NOPAT is the sum of taking the sales of a business, less all of the costs and expenses incurred to manufacture the products and generate the sales, including taxes.  Excluded from NOPAT are the costs incurred to finance the business (e.g., interest costs on borrowings, dividends, etc.).  The Capital Charge is one additional cost that is considered in the computation of EVA.  The Capital Charge is a concept that considers the cost or the required returns of the business’ lenders (e.g., banks, mortgage holders, etc.) and owners/shareholders.  The size of the Capital Charge is primarily based upon the amount of money invested in the business.  The more inventory, customer receivables, equipment, etc., invested in the business the higher the Capital Charge. Thus, a Participant will be motivated to minimize as well as optimize the investment level in the business to maximize EVA. The following is the EVA equation:

EVA =  Net Operating Profit After Taxes (NOPAT) – Capital Charge

In addition, the Plan’s “banking” feature, discussed in more detail below, is designed to motivate Employees to make decisions that are not only beneficial to the Company in the short-term, but also have lasting benefits that will endure into the future.

2.	Eligibility

The Human Resources Department of the Company will determine eligibility. In general, an employee of the Company and its wholly owned subsidiaries are eligible so long as they are regular full time employees or part time employees who are scheduled to work at least 24 hours or more per week on a regular basis and have been employed as a regular employee for a minimum of 90 days, exclusive of the employees subject to a collective bargaining agreement, unless such agreement expressly provides otherwise.  Newly hired regular employees who meet the criteria for participation are eligible to earn a prorated bonus based upon the number of days employed in the fiscal year in which they are hired.

3.	Bonus Calculation

A Participant will earn an EVA Bonus based upon the actual EVA achieved by his or her EVA Center(s) during the fiscal year as compared to a target (discussed in more detail below).

Each year, a Participant’s declared bonus will be computed as follows:

EVA			Target
Bonus =	Base	x	Bonus	x	Bonus
Declaration	Salary		Percentage		Multiple

To better understand how an EVA Bonus will be declared, see the example below.

Bonus Multiple

The Bonus Multiple is determined by the EVA achieved for the fiscal year compared to the EVA objective for that year. The Bonus Multiple is mathematically determined as follows:

Bonus Multiple =  1 + Actual EVA - Target EVA

                                        EVA Leverage Amount

                                              (the “Interval”)

Target EVA is the required EVA needed for a Participant to earn a full Target Bonus or 1.0 times the Target Bonus.  Beginning in fiscal years 2002 and each fiscal year after, the EVA Target for each EVA Center will be objectively determined by starting with last year’s EVA plus an improvement factor (“Expected Improvement”).

The EVA Leverage Amount (also called the Interval) is the change in EVA over and above the Target EVA required to double a Participant’s bonus (i.e., change from a 1.0 to a 2.0 times Bonus Multiple) or the shortfall below Target EVA needed to change from a 1.0 to a 0.0 times Bonus Multiple.  The EVA Leverage Amount varies by EVA Center, based on the expected volatility of the operating results.

The Expected Improvement and EVA Leverage Amount were determined by independent financial analysis at the inception of the Plan and will remain unchanged for the first two full fiscal years of the Plan, except in the event of a material change in the Company’s businesses or capital structure.  The Company’s Chief Financial Officer maintains a list of the Expected Improvements and EVA Leverage Amount for each EVA Center.

EVA Target Bonus

Eligible Participants will have a Target Bonus expressed as a percentage of their base salary (the “Target Bonus Percentage”).  The Target Bonus Percentage varies by level of responsibilities within the Company.  Human Resources maintains the list of Participants and their Target Bonus Percentages.

The Target Bonus for each Participant is determined by multiplying the Participant’s Base Salary, as defined below, paid during the fiscal year by the Target Bonus Percentage.

Base Salary

Base Salary includes overtime (if applicable) and paid time off (PTO) as defined by the Human Resources Department, but excludes commissions, relocation payments, auto allowances, severance benefits, disability benefits, other fringe benefits and extraordinary payments.  See additional discussion on Individual Awards below.

The following is an example of an EVA Bonus Declaration for a fictitious “Participant A”:

Base Salary  = $35,000

EVA Target Bonus = 10% of Base Salary or $3,500

EVA Leverage Amount or Interval = $2,000,000

Target EVA for fiscal 200X = $500,000

Actual EVA for fiscal 200X = $650,000

Bonus Multiple =

                                                1 + (650,000 – 500,000)

                                                                2,000,000                    = 1.075

EVA Bonus Declaration	=	Base Salary x Target Bonus Percentage x Bonus Multiple
	=	$35,000 x 10% x 1.075
	=	$3,763

4.	Performance Versus Target

The Plan has significant upside, as well as downside performance potential.  As note above, the Bonus Multiple is based on EVA improvement of the Participants’ assigned EVA Center(s).  If the EVA Center achieves its Target EVA, the Participant will achieve his or her Target Bonus Percentage or 1.0 times his or her Bonus Multiple.  If the EVA Center exceeds its Target EVA, the Participant will earn a multiple greater then 1.0.  Conversely if the EVA Center falls below its EVA Target, the Participant will earn a multiple that is less then 1.0.

EVA performance and incentive earnings are directly linked; the better the performance of a Participants’ EVA Centers, the more the Participant will earn.

Does this mean that base pay can be taken away from you?  No.  It does mean, however, that it is possible to earn a “negative bonus”.  A negative bonus will occur if the actual EVA in any year falls dramatically short of the EVA Target.  In this case, the negative bonus would be applied to the EVA Bonus Bank, if applicable.  (See the discussion below regarding the EVA Bonus Bank.)

Participants, Grades 1 to 8, including eligible hourly Participants, will not participate in the EVA Bonus Bank and therefore, will not be subject to a negative bonus.  In exchange, their Bonus Multiple for these Participants will not exceed 2.0.

5.	Payment of Bonus and EVA Bonus Bank (Grades 9 and Above)

The amount of any positive bonus shall be paid in cash (net of withholdings) to the Participant, subject to a banking system of two thirds of the amount in excess of the annual EVA Target Bonus.  The total bonus payment for each Plan year will be determined as follows:

                Beginning Bank Balance

+              Bonus Declared

=              Available Bank Balance

-               Bank Payout to Participant

[Up to Target Bonus plus 33 1/3% of any remaining amount in the Bank]

=              Ending Bank Balance

The banking system serves to smooth bonus payouts over the business cycle.  This banking system also ensures that performance is sustained by making the payout of bank balances contingent on sustained performance, through the formula outlined above.

As described above, it is possible to earn a negative bonus.  As such, it is also possible for a Participant’s Bonus Bank balance to be negative.  In the event a Participant’s Bonus Bank is negative going into a new plan year and during that year a positive EVA Bonus is declared for a Participant’s EVA Center, 50% of the declared Bonus (to the extent the Bonus Bank is negative) will be used to reduce the negative Bonus Bank.  The remaining declared bonus would be paid to the Participant during the current year.

For example, lets assume a Participant has a negative Bonus Bank of $1,000 beginning the year.  During the year, a $1,500 bonus is declared.  Under these circumstances $750 would be paid in the current year (50% of the $1,500) and the Participant’s Bonus Bank would enter the following year with a balance of a negative $250 (-$1,000 beginning Bonus Bank + $750 or 50% of the current year’s Declared Bonus).

The payment will be made (net of withholding) shortly after the Company’s fourth quarter earnings release.

The Bonus Bank balance, if any, is not separately funded or set aside like a 401(K) or pension plan and remains an asset of the Company, subject to the rights of general creditors.  Further, it is not adjusted for interest or gains and losses.

B.	1.	Administration and Guidelines of the Plan

The Finance and Human Resources Departments will administer the Plan.  Guidelines for EVA adjustments and the “capitalization” of certain items will be maintained by the Company’s Chief Financial Officer and may be reviewed upon request.

2.	Duration of the Current Plan Provisions

It is anticipated that the EVA Bonus Plan will endure long into the future. However, the current provisions in the Plan have been set and will not change, except in the circumstances noted below, until August 31, 2003.  After that date, the Plan’s provisions will be reviewed and key factors may be recalibrated.

A key factor subject to recalibration is the Company’s estimated Cost of Capital used in the determination of the EVA Capital Charge.  After extensive independent financial analysis we have estimated the Company’s average Cost of Capital to be 10%.  This amount will not change through August 31, 2002.  However, beginning in September 2002, the Cost of Capital will be reviewed annually by the Company’s Chief Financial Officer to verify that the Cost of Capital being used is a reasonable approximation of the actual cost to the Company.  The Cost of Capital will only change if there is a greater than 1 percent increase or decrease in the estimated Cost of Capital from the prior year.

In addition, if during the two fiscal years following the Plan’s adoption, the Company materially changes in either its form, lines of business or capital structure, the President of the Company and the Compensation Committee each reserve the right to make any changes to the EVA Bonus Plan as they deem appropriate.

The President of the Company and the Compensation Committee each have the right to discontinue the EVA Bonus Plan at any time after August 31, 2003, upon not less than thirty days advance notice.

3.	Individual Awards

Individual Awards for Participants shall be based on the Base Salary (as defined above) actually paid to the Participant during the fiscal year.

The Individual Awards for Shared Service Participants of the Company will be based upon an analysis of the amount of time the Participant charged to Schnitzer Steel in the prior fiscal year.  That amount of time will be rounded to the nearest 25%. In the case of a new Participant, the Individual Award will be based upon the time charged to Schnitzer Steel during the fiscal year, again rounded to the nearest 25%.

For example, Participant A charged 1,350 hours to Schnitzer Steel in the prior year, which would equate to 65% (1,350/2,080) of his or her time employed by the Schnitzer Group of companies.  This amount would be rounded up to 75%. Since the amount was based upon the prior fiscal year, if that allocation is not a reasonable indicator of time (greater than 25% variance) for the then current year, the Individual Award would be adjusted accordingly.  The remaining potential bonus if any (in the example above, 25%), would be paid at the sole discretion of the Office of the President and would be paid when bonuses are paid by the other Schnitzer Group companies.

4.	Determination of Bonus Awards

The Company’s Chief Financial Officer will compute each EVA Center’s Actual EVA for the applicable plan year and present it for approval by the President. As soon as reasonably practical after the Company’s fourth quarter press release, the bonus payments will be made to the Participants.

5.	New Hires/Promotions

An individual who is hired/promoted into a position that participates in the Bonus Plan may be eligible for an Individual Award on a pro-rata basis for that year so long as he/she has been employed full time for 90 consecutive calendar days.  The pro-rata basis will be determined by the number of days the Participant holds his or her respective position(s) for the respective fiscal year.  For example, a Participant is hired into a bonus eligible position on November 17th.  He or she would be eligible to earn 288/365ths of his or her Target Bonus for the year.

Mid-year promotions that change the Participant’s Target Bonus and/or EVA Center will be prorated based upon the number of days employed in each position and/or EVA Center during the fiscal year.

6.	Transfers

A Participant who transfers his or her employment from one EVA Center to another shall have his or her EVA Bonus Bank transferred to the new EVA Center.  For the year including the transfer, the Participant will have his or her bonus award based on time spent in each particular EVA Center on a pro-rata basis for the portion of year the individual was employed by each EVA Center (adjusted by the number of days employed in the EVA Center during the fiscal year).  The Participant’s pro-rata share will be based on the EVA Center’s full year EVA performance.

7.	Death or Disability

A Participant who dies or becomes permanently disabled, as defined by the Company’s disability policy, while in the employment of Schnitzer Steel shall receive full payment of his or her Bonus Bank Balance after the impact of a pro-rata bonus (based upon the number of days employed) for the fiscal year in which he or she dies or becomes permanently disabled.  In the event of death, the payment will be made to the Participant’s estate. Such payment shall be made at the regular time for making bonus payments in respect to the year of such death or disability.

8.	Retirement

A Participant who retires from the Company shall receive full payment of his or her Bonus Bank balance and will be eligible for a pro-rata bonus (based upon the number of days employed) for the fiscal year in which he or she retires.  Such payment shall be made in a lump sum at the regular time of making bonus payments. For the purposes of this paragraph 8, a person who is at least age 55 is deemed to be “retired” when he or she would receive retirement benefits under his or her retirement pension plan, if any.

9.	Involuntary Termination without Cause

A Participant who is involuntarily terminated without cause shall receive full payment of his or her Bonus Bank balance and will be eligible for a pro-rata bonus (based upon the number of days employed) for the fiscal year in which he or she was involuntarily terminated without cause. Such payment shall be made in a lump sum at the regular time of making bonus payments.

10.	Voluntary Resignation or Termination with Cause

Voluntary termination of employment (except in the event of Retirement) or termination with cause (consistent with Company policy) shall result in forfeiture of the Participant’s Bonus Bank balance and pro-rata bonus for the year of voluntary resignation or termination with cause.   Further, an employee must still be employed by the Company on the payment date in order to be paid for the prior year bonus.

For example: A Participant was employed for the entire fiscal year ended August 31, 2001 and his or her EVA Center earned a Bonus Multiple for the year then ended.  However, the Participant terminates his or her employment on September 30, 2001.  The bonus payments for fiscal 2001 were paid on October 1, 2001.  In this case, the Participant would forfeit his or her entire fiscal 2001 bonus and Bonus Bank, if any.

11.	Negative Bonus Bank Balances Upon Termination

Negative ending Bonus Bank balances are waived upon a Participant’s termination of employment.

12.	General Provisions

	a)	Withholding of Taxes

The Company shall have the right to withhold the amount of taxes, which in the determination of the Company are required to be withheld under law with respect to any amount due or paid under the Plan.

	b)	Expenses

All expenses and costs in connection with the adoption and administration of the Plan shall be borne by the Company.

	c)	No Prior Right or Offer

Except and until expressly granted pursuant to the Plan, nothing in the Plan shall be deemed to give any Participant any contractual or other right to participate in the benefits of the Plan.  No award to any such Participant in any fiscal year shall be deemed to create a right to receive any award or to participate in the benefits of the Plan in any subsequent fiscal year.

13.	Limitations

	a)	No Continued Employment

Neither the establishment of the Plan or the grant of an award thereunder shall be deemed to constitute an express or implied contract of employment with any Participant for any period of time, or change a Participant’s “at will” status, or in any way abridge the rights of the Company to determine the terms and conditions of employment or to terminate the employment of any Participant with or without cause, at any time.

	b)	Not Part of Other Benefits

The benefits provided in this Plan shall not be deemed a part of any other benefit provided by the Company to its employees.  The Company does not assume and shall have no obligation to Participants, except as expressly provided in this Plan.

	c)	Other Incentive or Benefits

Nothing contained herein shall limit the Company’s power to grant bonuses to employees of the Company, whether or not they are Participants in this Plan.